Exhibit 10.1

REVLON CONSUMER PRODUCTS CORPORATION,
as Borrower

________________________

AMENDED AND RESTATED
SENIOR SUBORDINATED TERM LOAN AGREEMENT

Dated as of April 30, 2012

_________________________

MACANDREWS & FORBES HOLDINGS INC.,

as Initial Lender

9.4	Survival of Representations and Warranties	20
9.5	Payment of Expenses; General Indemnity	20
9.6	Successors and Assigns	21
9.7	Counterparts	23
9.8	Severability	23
9.9	Effectiveness; Integration	23
9.10	GOVERNING LAWS	23
9.11	Submission To Jurisdiction; Waivers	23
9.12	WAIVERS OF JURY TRIAL	24

AMENDED AND RESTATED
SENIOR SUBORDINATED TERM LOAN AGREEMENT

AMENDED AND RESTATED SENIOR SUBORDINATED TERM LOAN AGREEMENT, dated as of April 30, 2012 (the “Restatement Effective Date”), between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the “Borrower” or “Company”), and MACANDREWS & FORBES HOLDINGS INC., a Delaware corporation (the “Initial Lender” and, together with its permitted successors and assigns in accordance with Section 9.6 hereof, each a “Lender” and, collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Initial Lender entered into the Senior Subordinated Term Loan Agreement (the “Original Agreement”) dated as of January 30, 2008 (the “Original Date”) pursuant to which the Initial Lender made a Loan (as defined below) to the Borrower in the amount of $170,000,000 on a senior subordinated basis in order to enable the Borrower to repay at maturity the outstanding principal amount due under the 8⅝% Notes (as defined below) and to pay certain related fees and expenses;

WHEREAS, the Original Agreement was amended prior to the date hereof pursuant to Amendment No. 1 dated as November 14, 2008 and Amendment No. 2 dated as of September 23, 2009;

WHEREAS, as of the date hereof, the aggregate outstanding principal amount of the Loan is $107,000,000, of which (i) $48,645,275 is the Contributed Loan (as defined below) held by Revlon, Inc. as of the date hereof and (ii) $58,354,725 is the Non-Contributed Loan (as defined below) held by the Initial Lender as of the date hereof;

WHEREAS, to facilitate administration of the Non-Contributed Loan, the Company, the Initial Lender and Citibank, N.A. as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) on behalf of the holders of the Non-Contributed Loan from time to time (the “Non-Contributed Lenders”) are concurrently entering into a letter agreement dated as of the Restatement Effective Date (the “Administrative Letter”); and

WHEREAS, the Borrower and the Initial Lender now wish to amend and restate the Original Agreement and its amendments as of the Restatement Effective Date on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Original Agreement together with Amendments Nos. 1 and 2 referred to above are hereby amended and restated in their entirety to read as follows:

SECTION 1.  DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the introductory paragraphs of this Agreement.

“Administrative Letter” is defined in the introductory paragraphs of this Agreement.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall mean this Amended and Restated Senior Subordinated Term Loan Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Applicable Agent” means (i) in the case of the Contributed Loan, Revlon, (ii) in the case of the Non-Contributed Loan prior to the Restatement Effective Date, the Initial Lender, and (iii) in the case of the Non-Contributed Loan from and after the Restatement Effective Date, the Administrative Agent.

“Applicable Premium” means the excess of (A) the present value of all remaining required interest (assuming that LIBOR for an Interest Period of three months commencing on the date of such prepayment was in effect for the entire period) and principal payments due on the principal amount of the Non-Contributed Loan being prepaid and all premium payments relating to such principal amount assuming a prepayment date of November 1, 2013, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of the Non-Contributed Loan being prepaid.  For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of prepayment to November 1, 2013; provided, however, that if the period from such date of prepayment to November 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of prepayment to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Bank Credit Agreements” means (a) the Third Amended and Restated Revolving Credit Agreement, dated June 16, 2011, among the Borrower, certain local borrowing subsidiaries, the Lenders named therein and Citibank, N.A., as agent, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, and (b) the Third Amended and Restated Term Loan Agreement, dated May 19, 2011, among the Borrower, the Lenders named therein and Citibank, N.A., as agent, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.

“Borrower” is defined in the introductory paragraphs of this Agreement.

“Borrowing Notice” is defined in Section 2.2(a) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, provided that, in the case of payments and calculations of interest in respect of the Non-Contributed Loan from and after the Restatement Date, such day is also a London Banking Day.

“Change of Control” has the meaning set forth in the 9½% Note Indenture.

“Company” is defined in the introductory paragraphs of this Agreement.

“Contractual Obligation” means, with respect to any Person, any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, guarantee, instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

“Contributed Loan” means that portion of the aggregate principal amount of the Loan contributed by the Initial Lender to Revlon on the Second Amendment Effective Date, pursuant to the Contribution and Stockholder Agreement, dated as of August 9, 2009 (as amended by Amendment No. 1 thereto, dated as of September 23, 2009, and as it may be further amended, supplemented or otherwise modified from time to time, the “Contribution and Stockholder Agreement”), by and between Revlon and the Initial Lender.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” has the meaning (i) set forth in the 9½% Note Indenture each time it appears in Section 6 and 7 herein (and in the definitions of such terms as may be used in such sections) and (ii) set forth in the 8⅝% Note Indenture each time it appears in Section 8 herein (and in the definitions of such terms as may be used in such section).

“Default” means any of the events specified in Section 7.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

“Designated Senior Debt” means (i) the Debt under the Bank Credit Agreements and the 9½% Notes, (ii) the Borrower’s 9¾% Senior Secured Notes due 2015 and (ii) any other Senior Debt which, at the time of determination has an aggregate principal amount outstanding of, or commitments to lend up to, at least $25 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” by the Borrower.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“8⅝% Note Indenture” means the Indenture, dated as of February 1, 1998, between the Borrower and the 8⅝% Note Indenture Trustee, relating to the 8⅝% Notes as amended and supplemented through, and in effect on, the Original Date; provided that upon the termination of such indenture or redemption of the 8⅝% Notes, the terms of such indenture will continue to be applied for purposes of the application and interpretation of the provisions of this Agreement.

“8⅝% Note Indenture Trustee” means U.S. Bank Trust National Association (formerly known as First Trust National Association).

“8⅝% Notes” means the 8⅝% Senior Subordinated Notes due February 1, 2008 of the Borrower.

“Event of Default” means any of the events specified in Section 7.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

“Exchange Offer” is defined in the definition of Second Amendment Effective Date.

“Funding Date” means February 1, 2008.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States of America or foreign).

“Interest Payment Date” means (i) in the case of the Contributed Loan,  every three month anniversary of the Second Amendment Effective Date, (ii) in the case of the Non-Contributed Loan prior to the Restatement Effective Date, every three month anniversary of the Second Amendment Effective Date, and (iii) in the case of the Non-Contributed Loan from and after the Restatement Effective Date, the last day of each Interest Period applicable thereto, and, if such Interest Period is longer than three months, then on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to the Non-Contributed Loan, each period commencing on the last day of the immediately preceding Interest Period (or, in the case of the initial Interest Period, commencing on the Restatement Effective Date) and ending on the numerically corresponding day in the calendar month that is three, six or twelve months (as selected by the Borrower by written notice to the Administrative Agent no later than 12:00 p.m. (New York time) on the third Business Day prior to the first day of such Interest Period) thereafter (or if such day is not a Business Day, then the next succeeding Business Day, unless such next succeeding Business Day is in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day); provided, that if the Borrower shall fail to deliver such written notice to the Administrative Agent in a timely fashion or if a notice delivered timely fails to specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration.

“Initial Lender” is defined in the introductory paragraphs of this Agreement.

“Lender” is defined in the introductory paragraphs of this Agreement.

“LIBOR” means, with respect to an Interest Period for the Non-Contributed Loan, the rate (expressed as a percentage per annum) for deposits in United States dollars for a period equal to such Interest Period beginning on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) as of approximately 11:00 a.m. (London time) on the second London Banking Day preceding the first day of such Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying Libor rates as may be selected by the Administrative Agent  or, in the absence of such availability, by reference to the rate at which such administrative agent is offered Dollar deposits as of approximately 11:00 a.m. (London time) on the second London Banking Day preceding the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for a period equal to the applicable Interest Period; provided, that in no event shall LIBOR be less than 1.50% per annum.

“Loan” is defined in Section 2.1 hereof.

“London Banking Day” means any day in which dealing in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Maturity Date” means (i) with respect to the Contributed Loan, October 8, 2013 and (ii) with respect to the Non-Contributed Loan, October 8, 2014.

“9½% Note Indenture” means the Indenture, dated as of March 16, 2005, between the Borrower and U.S. Bank Trust National Association, as trustee, relating to the 9½% Notes as amended and supplemented through, and in effect on, the Original Date; provided that upon the termination of such indenture or redemption of the 9½% Notes, the terms of such indenture will continue to be applied for purposes of the application and interpretation of the provisions of this Agreement.

“9½% Notes” means the 9½% Senior Notes due 2011 of the Borrower.

“Non-Contributed Lenders” is defined in the introductory paragraphs of this Agreement.

“Non-Contributed Loan” means that portion of the aggregate principal amount of the Loan not contributed by the Initial Lender to Revlon pursuant to the Contribution and Stockholder Agreement.

“Original Agreement” is defined in the introductory paragraphs of this Agreement.

“Original Date” is defined in the introductory paragraphs of this Agreement.

“Person” means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of any nature whatsoever.

“Register” is defined in Section 9.6 hereof.

“Requirement of Law” means, for any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Restatement Effective Date” is defined in the introductory paragraphs of this Agreement.

“Revlon” means, Revlon, Inc., a Delaware corporation.

“Second Amendment Effective Date” means October 8, 2009, which was the date of consummation of the exchange offer (the “Exchange Offer”) by Revlon filed with the U.S. Securities and Exchange Commission on Schedule TO on August 10, 2009, as amended by Amendment No. 1 on Schedule TO on August 11, 2009, Amendment No. 2 on Schedule TO on August 19, 2009, Amendment No. 3 on Schedule TO on August 27, 2009, Amendment No. 4 on Schedule TO on September 3, 2009, Amendment No. 5 on Schedule TO on September 11, 2009 and Amendment No. 6 on Schedule TO on September 18, 2009 (as it shall be amended by Amendment No. 7 on Schedule TO on September 24, 2009 and as further amended from time to time), on the terms and subject to the conditions set forth in Exchange Offer (including the condition that at least 7,500,000 shares of Class A Common Stock be tendered and not withdrawn).

“Senior Debt” has the meaning set forth in the 8⅝% Note Indenture, provided, that (A) clause (i) thereof shall be replaced with “all obligations under the Bank Credit Agreements, the 9½% Notes and the Borrower’s 9¾% Senior Secured Notes due 2015”, each such terms having the meaning set forth herein, (B) the terms “Securities” and “Indenture” each time they appear shall be replaced with the terms “Loan” and “Agreement”, respectively, each such term having the meaning set forth herein, (C) clause (6) at the end thereof shall be replaced with “the 8⅝% Notes and any portion of the Loan”, each such terms having the meaning set forth herein, (D) the term “Issue Date” used therein shall be replaced with “the Original Date” and (E) with respect to the term “Permitted Affiliate” as used therein, the term “Credit Agreement” referenced in the definition of “Permitted Affiliate” shall be replaced with the term “Bank Credit Agreements” as such term is defined herein.

“Senior Subordinated Debt” means the Loan and any other indebtedness, Guarantee (as defined in the 8⅝% Note Indenture) or obligation of the Borrower that specifically provides that such indebtedness, Guarantee or obligation is to rank pari passu in right of payment with the Loan and is not subordinated in right of payment by its terms to any indebtedness, Guarantee or obligation of the Borrower which is not Senior Debt.

“Series A Preferred Stock” means the Series A Preferred Stock of Revlon, par value $0.01 per share.

“Significant Subsidiary” has the meaning set forth in the 9½% Note Indenture.

“Subordinated Obligation” means any Debt of the Borrower (whether outstanding on the date hereof or hereafter issued) which is subordinate or junior in right of payment to the Loan.

“Subsidiary” of any Person means a corporation or other entity of which shares of capital stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided, that (a) unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and (b) unless otherwise qualified, all references to a “wholly-owned Subsidiary” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower of which the Borrower directly or indirectly owns all of the capital stock or other ownership interests (other than directors’ qualifying shares).

1.2 Other Definition Provisions.

(a) All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

SECTION 2.  AMOUNT AND TERMS OF THE LOAN

2.1 The Term Loan.  On the Funding Date, the Initial Lender made a term loan to the Borrower in an aggregate principal amount of One Hundred and Seventy Million U.S. Dollars ($170,000,000) (the “Loan”) in immediately available funds in Dollars, which was disbursed in accordance with Section 2.2(b) below.

2.2 Procedure for Borrowing.

(a) To exercise its right to borrow the Loan, the Borrower delivered to the Initial Lender a written notice (the “Borrowing Notice”) which specified the bank account and other pertinent wire transfer instructions to which each portion of the Loan was to be deposited by the Initial Lender in accordance with Section 2.2(b) below.

(b) On the Funding Date, the Initial Lender disbursed the Loan proceeds as follows:

(i) One Hundred and Sixty Seven Million Three Hundred and Seventy Eight Thousand U.S. Dollars ($167,378,000) was disbursed directly to the 8⅝% Note Indenture Trustee to repay at maturity the outstanding principal amount due under the 8⅝% Notes;

(ii) Two Million Five Hundred and Fifty Thousand U.S. Dollars ($2,550,000) was retained by the Initial Lender as a nonrefundable fee in connection with the financing provided herein by the Initial Lender; and

(iii) The remaining Seventy Two Thousand U.S. Dollars ($72,000) was disbursed as directed by the Borrower in the Borrowing Notice.

2.3 Repayment of the Loan; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of the Loan on the Maturity Date.  The Borrower hereby further agrees to pay to the Lenders interest on the unpaid principal amount of the Loan from time to time outstanding until payment in full thereof at the rates per annum and in the manner set forth in Section 3.3 hereof.  The method of payment for all amounts payable pursuant to this Section 2.3 is set forth in Section 3.4 hereof and, in the case of the Non-Contributed Loan, in the Administrative Letter.

(b) Each Lender shall maintain an account evidencing indebtedness of the Borrower to such Lender resulting from the Loan made hereunder, including (i) the original principal of such indebtedness, (ii) the unpaid principal amount of and any accrued and unpaid interest outstanding in respect of such indebtedness and (iii) the amount of any sum received by such Lender hereunder from the Borrower in respect of such indebtedness and the manner in which it was applied.  Pursuant to the Administrative Letter, the Administrative Agent agrees to maintain the Register in respect of the Non-Contributed Loan in accordance with Section 9.6 hereof.

(c) The entries made in the Register and the accounts of the Lenders maintained pursuant to Section 2.3(b) hereof shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account or the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Agreement.

2.4 Use of Proceeds.  The Borrower used the proceeds of the Loan hereunder, in accordance with Section 2.2(b) hereof, to repay at maturity the outstanding principal amount due under the 8⅝% Notes and to pay certain related fees and expenses.

SECTION 3.  PROVISIONS RELATING TO THE LOAN

3.1 Optional Prepayments.  Except as set forth in Section 3.5, the Borrower may prepay the Loan, in whole or in part (together with accrued and unpaid interest thereon), upon one Business Day's notice to the Applicable Agent, as follows:  (a) the Borrower may prepay the Contributed Loan in whole or in part at any time without premium or penalty; and (b) the Borrower may prepay the Non-Contributed Loan, in whole or in part, (i) at any time on or prior to October 31, 2013, provided that the Borrower shall pay the Applicable Premium on the date of such prepayment, (ii) at any time on or after November 1, 2013 to and including April 30, 2014, provided that the Borrower shall pay a prepayment premium of 2.0% on the principal amount so prepaid on the date of such prepayment and (iii) at any time on or after May 1, 2014 at 100% of the aggregate principal amount prepaid without premium or penalty.

3.2 Mandatory Prepayments.  Except as set forth in Section 3.5, the Borrower shall make mandatory prepayments of the Loan to the extent required by Section 6.1(a)(v), 6.1(c)(xiv) or 6.2 hereof. To the extent that the provisions of Section 3.5 require the delay of any mandatory prepayment otherwise required under this Agreement, the amount so required to be prepaid shall be due and payable on the date that all shares of Series A Preferred Stock have been or are being concurrently redeemed and all payments thereon are paid or are concurrently being paid in full.

3.3 Interest Rate; Payment Dates.

(a) (i) The Contributed Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 12.75%; (ii) prior to the Restatement Effective Date, the Non-Contributed Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 12.00%; and (iii) from and after the Restatement Effective Date, the Non-Contributed Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to LIBOR plus 7.00% per annum.

(b) If all or a portion of the Loan, any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration, as a result of an event requiring a mandatory prepayment or otherwise), then, for so long as such amount remains unpaid, such overdue amount shall bear interest at a rate per annum equal to the rate otherwise in effect plus 2%.

(c) Interest accrued from time to time shall be payable in arrears in cash on each Interest Payment Date; provided, however, that any accrued and unpaid interest as of the Second Amendment Effective Date shall be paid immediately prior to the Second Amendment Effective Date.  Any accrued and unpaid interest on the Loan shall be payable in full in cash on the Maturity Date.

(d) Interest shall be calculated on the basis of (i) a 365 (or 366, as the case may be) day year for the Contributed Loan and, prior to the Restatement Effective Date, the Non-Contributed Loan, and (ii) a 360 day year for the Non-Contributed Loan from and after the Restatement Effective Date, in each case, for the actual days elapsed (including the first day but excluding the last day).

3.4 Method of Payments.

(a) Except as set forth in Schedule A, all payments (including prepayments) to be made by the Borrower on account of principal, interest, costs and expenses shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Applicable Agent at such location or to such account as the Applicable Agent may specify to the Borrower, on or prior to 1:00 p.m., New York City time, on the due date thereof, in Dollars and in immediately available funds.

(b) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

3.5 No Repayment of the Loan Prior to Redemption of the Series A Preferred Stock.  Notwithstanding any other provision contained herein, including, without limitation, Section 6.1(a)(v), 6.1(c)(xiv) and 6.2, no portion of the principal amount of the Loan outstanding on the Second Amendment Effective Date will be repaid prior to the Maturity Date unless and until all shares of Series A Preferred Stock have been or are being concurrently redeemed and all payments due thereon are paid in full or are concurrently being paid in full.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and the Initial Lender to make the Loan hereunder, the Borrower hereby represents and warrants to the Lenders that:

4.1 Corporate Existence.  The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Corporate Power.

(a) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Agreement and to borrow hereunder, and it has taken all necessary corporate action to authorize its borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.

(b) No consent of any other Person (including, without limitation, stockholders or creditors of the Borrower or of any parent entity of the Borrower), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Borrower, except for any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(c) This Agreement has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except as enforceability may be limited by Bankruptcy Laws or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

4.3 No Legal Bar to Loan.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any Contractual Obligation or material Requirement of Law to which the Borrower or any of its Subsidiaries is a party, or by which the Borrower or any of its Subsidiaries or any of their respective material properties or assets may be bound, and will not result in the creation or imposition of any lien on any of their respective material properties or assets pursuant to the provisions of any such Contractual Obligation.

SECTION 5.  CONDITIONS PRECEDENT

5.1 Conditions to the Loan.  The obligation of the Initial Lender to make the Loan on the Funding Date was subject to the satisfaction or waiver by the Initial Lender of the following conditions precedent:

(a) Agreement.  The Initial Lender shall have received the Original Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b) Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Original Agreement shall have been true and correct in all material respects on and as of the Funding Date as if made on and as of such date, both before and after giving effect to the Loan and the use of the proceeds thereof.

(c) No Event of Default.  No Event of Default hereunder or under the Bank Credit Agreements or the 9½% Note Indenture (as such events of default are defined in each such debt instrument) shall have occurred and be continuing on the Funding Date, both before and after giving effect to the Loan.

The borrowing by the Borrower hereunder constituted a representation and warranty by the Borrower as of the Funding Date that the conditions contained in this Section 5.1 had been satisfied.

SECTION 6. AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loan remains outstanding or any amount is owing to any Lender hereunder:

6.1 Certain Covenants of the 9½% Note Indenture.  (a) The Borrower will observe and perform all of the covenants applicable to it and its Subsidiaries under the following Sections of the 9½% Note Indenture, which covenants (together with the definitions of such terms as may be used therein and as such covenants and such definitions are in effect as of the Original Date) are hereby incorporated herein by reference, mutatis mutandis, except as provided in Section 6.1(c):

(i)          Section 4.3 (Limitation on Debt);

(ii)         Section 4.4 (Limitation on Liens);

(iii)        Section 4.5 (Limitation on Restricted Payments);

(iv)        Section 4.6 (Limitation on Restrictions on Distributions from Subsidiaries);

(v)         Section 4.7 (Limitation on Asset Sales); and

(vi)        Section 4.8 (Limitation on Transactions with Affiliates).

(b) Any amendments, supplements, replacements or other modifications to Section 4.3, 4.4, 4.5, 4.6, 4.7 or 4.8 of the 9½% Note Indenture after the Original Date shall not be incorporated herein by reference without the prior written consent of the Lenders in accordance with Section 9.1 hereof.  In the event that the 9½% Note Indenture shall expire, terminate or be canceled, the provisions of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 thereof shall be deemed to be thereafter incorporated herein by reference, mutatis mutandis, except as provided in Section 6.1(c), as such provisions were in effect immediately prior to such expiration, termination or cancellation (without giving effect to any amendments, supplements, replacements or modifications after the Original Date, and prior to such expiration, termination or cancellation, which the Lenders have not agreed to incorporate) and as such provisions may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

(c) For purposes of the incorporation by reference of the specified sections of the 9½% Note Indenture (and the definitions used therein) as set forth in Section 6.1(a) of this Agreement:

(i)          the term “Credit Agreement” shall be replaced with “Bank Credit Agreements” as such term is defined in Section 1.1 of this Agreement;

(ii)         the terms “Default” and “Event of Default” shall have the meanings set forth in Section 1.1 of this Agreement;

(iii)        the terms “Holder,” “Noteholder” and “Trustee” shall be replaced with “Lender” as such term is defined in Section 1.1 of this Agreement;

(iv)        the term “Indenture” shall be replaced with “Agreement” as such term is defined in Section 1.1 of this Agreement;

(v)         the term “Issue Date” shall continue to mean March 16, 2005;

(vi)        the term “Notes” (except when used in Section 4.3(b)(4) of the 9½% Note Indenture or the definition of “Additional Notes” set forth therein) shall be replaced with “Loan” as such term is defined in Section 1.1 of this Agreement;

(vii)       the term “Officers’ Certificate” shall be amended by deleting the phrase “in connection with the delivery of the Annual Certificate”;

(viii)      the term “Pari Passu Debt” shall be replaced with “Senior Debt” as such term is defined in Section 1.1 of this Agreement;

(ix)         the term “Qualified Affiliate Debt” shall be amended by revising the last proviso thereof to read: “provided, that all such Qualified Affiliated Debt issued pursuant to this clause (ii) shall be Senior Subordinated Debt”

(x)          the term “Rating Agencies” shall revised as “S&P and Moody’s” and the terms “Senior Debt”, “Senior Subordinated Debt” and “Subordinated Obligations” shall have the meanings set forth in Section 1.1 of this Agreement;

(xi)         the term “Subsidiary Guarantor” (except when used in the last paragraph of the definition of “Asset Sale”) shall be replaced with the phrase “Subsidiary of the Company”;

(xii)        Section 4.3 (Limitation on Debt) shall be revised as follows:

(A) clause (b)(5) of such Section 4.3 shall be revised to read: “(A)  the Loan and any Debt of the Company Issued to Refinance the Loan or any Debt Issued pursuant to this clause (A); provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof and (B) Debt of the Company Issued in a principal amount which, when taken together with all other Debt Issued pursuant to this clause (B) and then outstanding, does not exceed $110,000,000; provided, however, no Debt Issued pursuant to this clause (5) shall be Senior Debt”;

(B) clause (b)(12) of such Section 4.3 shall be revised to read: “Debt (other than Debt described in clauses (1) through (11) above and in Section 4.3(a)) in an aggregate principal amount outstanding at any time not to exceed $200,000,000 plus any Refinancing Costs”;

(C) clause (b)(13) of such Section 4.3, shall be revised to read: “Guarantees by any Subsidiary of the Company of any Debt of the Company permitted by Section 4.3(a) or clauses (1) through (12) of this Section 4.3(b)”; and

(D) clause (c) of such Section 4.3 shall be revised to read: “The Company shall not, directly or indirectly, incur any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Loan”;

(xiii)       Section 4.4 (Limitation on Liens) shall be revised as follows:

(A) in the opening paragraph of such Section 4.4, the phrase “(other than Liens securing Senior Debt and Liens securing Debt of a Subsidiary)” shall be inserted after the phrase “securing any obligation”; and

(B) clause (e)(A)(ii) of such Section 4.4 shall be deleted;

(xiv)      Section 4.7 (Limitation on Asset Sales) shall be revised as follows:

(A) clauses (e) through (i) of such Section 4.7 shall not apply under this Agreement (but shall continue to apply to the 9½% Notes if any 9½% Notes are then outstanding); and

(B) to the extent that any portion of the amount of Excess Proceeds (as defined in the 9½% Note Indenture) remains after compliance with Sections 4.7(e) through (i) thereof (if applicable) and provided that all holders of any then-outstanding 9½% Notes have been given the opportunity to tender their 9½% Notes for repurchase in accordance with the 9½% Note Indenture and all such tendered 9½% Notes have been so repurchased, then on the following Business Day the Borrower shall, to the extent permitted by the Bank Credit Agreements and any other Senior Debt, prepay the Loan in amount equal to the amount of Excess Proceeds so remaining; and

(xv)       references to the sections incorporated herein by reference shall be deemed to be made to such sections as modified herein.

6.2 Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall provide prompt written notice thereof to the Applicable Agent. If any 9½% Notes are then outstanding, the Borrower shall comply with the provisions of Section 4.9 of the 9½% Note Indenture in accordance with its terms and then, on the first Business Day after all 9½% Notes that have been tendered pursuant to such Section 4.9 have been repurchased by the Borrower in accordance therewith, the Borrower shall, to the extent permitted by the Bank Credit Agreements and any other Senior Debt, prepay the Loan in full, together with all accrued interest thereon.  If no 9½% Notes are outstanding at the time of such Change of Control, then on the following Business Day, the Borrower shall, to the extent permitted by the Bank Credit Agreements and any other Senior Debt, prepay the Loan in full, together with all accrued interest thereon.

6.3 Successor Company.

(a) The Borrower may not consolidate or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (if not the Borrower) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes, by a written assumption agreement executed and delivered to the Applicable Agent, in form reasonably satisfactory to the Applicable Agent, all the obligations of the Borrower under this Agreement;

(ii)           immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

(iii)           immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to clause (i) of Section 6.1(a) hereof; and

(iv)           the Borrower shall have delivered to the Applicable Agent an officers’ certificate and an opinion of counsel to the Borrower, each in form and substance reasonably satisfactory to the Applicable Agent, stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with this Agreement;

provided, that nothing in this Section 6.3(a) shall prohibit a Wholly Owned Recourse Subsidiary (as defined in the 9½% Note Indenture) from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Borrower. Notwithstanding the foregoing, without complying with Section 6.3(a)(iii), the Borrower may merge with or into an Affiliate of the Borrower, provided, that such Affiliate has no material assets or liabilities and after such merger there is no material change in the beneficial ownership of the Borrower.

(b) The resulting, surviving or transferee Person shall be the successor Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Borrower under this Agreement and thereafter, except in the case of a lease, the predecessor Borrower shall be discharged from all obligations and covenants under this Agreement.

6.4 Further Assurances.  Upon the request of the Applicable Agent, the Borrower will execute and deliver such further instruments, provide such further information and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default.  An “Event of Default” occurs if:

(a) the Borrower defaults in any payment of interest on the Loan when the same becomes due and payable and such default continues for a period of 30 days;

(b) the Borrower defaults in the payment of the principal of the Loan when the same becomes due and payable;

(c) the Borrower fails to comply with Section 6.3 hereof;

(d) the Borrower fails to comply with the covenants incorporated by reference in clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 6.1(a) hereof and such failure continues for 30 days after receipt of written notice thereof from the requisite number of Lenders in accordance with Section 9.6(e)(i) hereof;

(e) the Borrower fails to comply with any of the other material covenants or agreements applicable to it in this Agreement (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after receipt of written notice thereof from the requisite number of Lenders in accordance with Section 9.6(e)(i) hereof;

(f) Any representation or warranty made or deemed made by the Borrower in this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date when made or deemed to have been made;

(g) Debt of the Borrower or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after receipt of written notice thereof from the requisite number of Lenders in accordance with Section 9.6(e)(i) hereof;

(h) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign Bankruptcy Laws;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Borrower or any Significant Subsidiary for any substantial part of the Borrower’s property; or

(iii) orders the winding up or liquidation of the Borrower or any Significant Subsidiary;

or any similar relief is granted under any foreign Bankruptcy Laws and the order or decree remains unstayed and in effect for 60 days; or

(j) any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent is entered against the Borrower or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such Default continues for 10 days after receipt of written notice thereof from the requisite number of Lenders in accordance with Section 9.6(e)(i) hereof.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an Event of Default shall have occurred and is continuing, (A) if such event is an Event of Default specified in paragraph (h) or (i) of this Section 7.1 with respect to the Borrower, the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable without further action or notice on the part of any Lender or the Applicable Agent, and (B) if such event is any other Event of Default, the requisite number of Lenders in accordance with Section 9.6(e)(i) hereof may by notice to the Borrower declare the Loan hereunder (with accrued interest thereon) and all other amounts owing by the Borrower under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 7.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8. SUBORDINATION

8.1 Agreement To Subordinate.  The Borrower and the Lenders agree that the indebtedness evidenced by the Loan is subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment of all Senior Debt and that the subordination is for the benefit of and enforceable by the holders of Senior Debt.  The Loan shall in all respects rank pari passu with all other Senior Subordinated Debt of the Borrower and only indebtedness of the Borrower which is Senior Debt shall rank senior to the Loan in accordance with the provisions set forth herein.

8.2 Subordination Provisions Incorporated.  Article X of the 8⅝% Note Indenture (together with the definitions of such terms as may be used therein and as such Article and such definitions are in effect as of the Original Date) is hereby incorporated herein by reference, mutatis mutandis, except as provided below:

(a) the terms “Securityholders”, “Security”,  “Indenture” and “Trustee” each time they appear in such Article X shall be replaced with “Lenders”, “Loan”, “Agreement” and “Applicable Agent” respectively, as such terms are defined in Section 1.1 of this Agreement;

(b) the terms “Senior Debt”, “Designated Senior Debt”, “Senior Subordinated Debt”, “Default” and “Event of Default” each time they appear in such Article X shall have the meaning set forth in Section 1.1 of this Agreement;

(c) in Section 10.03, (i) the phrase “or make any deposit pursuant to Section 8.01” shall be deleted and (ii) the term “Bank Debt” shall be replaced with the term “Bank Credit Agreements” as such term is defined in Section 1.1 of this Agreement;

(d) Section 10.09 shall be replaced in its entirety by: “Rights of the Applicable Agent.  The Borrower shall give prompt written notice to the Applicable Agent of any fact known to the Borrower which would prohibit the making of any payment by or to Applicable Agent in respect of the Loan.”;

(e) Sections 10.01, 10.12, 10.14, 10.15 and the last sentence of Section 10.13 shall be deleted in their entirety; and

(f) references to “Article X” shall be replaced with references to Section 8 of this Agreement.

8.3 Subsequent Amendments.  Any amendments, supplements, replacements or other modifications to Article X of the 8⅝% Note Indenture after the Original Date shall not be incorporated herein by reference without the prior written consent of the Lenders in accordance with Section 9.1 hereof.  In the event that the 8⅝% Note Indenture shall expire, terminate or be canceled, the provisions of Article X thereof shall be deemed to be thereafter incorporated herein by reference, mutatis mutandis, except as provided above, as such provisions were in effect immediately prior to such expiration, termination or cancellation (without giving effect to any amendments, supplements, replacements or modifications after the Original Date, and prior to such expiration, termination or cancellation, which the Lenders have not agreed to incorporate) and as such provisions may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.  No provision of this Agreement shall be amended, waived, supplemented, replaced or otherwise modified (including, without limitation, any payment provision or similar provision of this Agreement), except by a written instrument which has been duly executed and delivered by the Borrower and by the holders of a majority of the outstanding principal amount of the Loan at the time such decision is made; provided that if at any time after the consummation of the Exchange Offer, Revlon or its Subsidiaries owns a majority of the outstanding principal amount of the Loan, the consent of the holders of a majority of the outstanding principal amount of the Loan not held by Revlon or its Subsidiaries at the time such decision is made shall also be required; provided, further, that in addition, any amendment, waiver, supplement, replacement or other modification (a)(i) to the definition of “Contributed Loan” in Section 1.1, (ii) to the maturity date of the Contributed Loan as defined in “Maturity Date” in Section 1.1, or (iii) to the interest rate applicable to the Contributed Loan, shall require the consent of the holders of a majority of the outstanding principal amount of the Contributed Loan, (b)(i) to the definition of “Non-Contributed Loan” in Section 1.1, (ii) to the maturity date of the Non-Contributed Loan as defined in “Maturity Date” in Section 1.1, or (iii) to the interest rate applicable to the Non-Contributed Loan, shall require the consent of the holders of a majority of the outstanding principal amount of the Non-Contributed Loan, and (c) that relates to the Contributed Loan or the Non-Contributed Loan but does not apply to (or applies differently to) the other type of Loan, shall require the consent of each of the holders of a majority of the outstanding principal amount of the Contributed Loan or the Non-Contributed Loan, respectively.  In the case of any waiver of the terms hereof, the parties to this Agreement shall be restored to their former positions and rights hereunder, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices.  All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent and receipt has been confirmed, addressed as follows (or to such other address as may be hereafter notified by any of the respective parties hereto):

Borrower:	Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
Attention: Steven Berns
Telecopy: (212) 527-5181
E-mail: steven.berns@revlon.com

With a copy to:	Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
Attention: Lauren Goldberg
Telecopy: (212) 527-5180
E-mail: lauren.goldberg@revlon.com

Initial Lender:	MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, New York 10065
Attention: Paul Savas
Telecopy: (212) 572-8618
Email: psavas@mafgrp.com

provided, that any notice, request or demand to or upon the Applicable Agent pursuant to Sections 2 and 3 shall not be effective until received.

9.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Applicable Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

9.5 Payment of Expenses; General Indemnity.  The Borrower agrees (a) to pay or reimburse the Initial Lender for all of its reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, modification or replacement to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Lenders (subject to the last sentence of this Section 9.5) for their reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, (c) to pay, indemnify, and to hold the Initial Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other similar taxes, if any, if legal, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement, modification or replacement of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold harmless the Lenders (subject to the last sentence of this Section 9.5) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) with respect to the execution, delivery, consummation, enforcement, performance and administration of this Agreement and any such other documents (all of the foregoing, collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Lender seeking indemnification, or (ii) amounts of the types referred to in clauses (a) through (c) above except as provided therein.  The agreements in this Section 9.5 shall survive the termination of this Agreement and the repayment of the Loan and all other amounts payable hereunder.  The Borrower’s obligation to reimburse the Lenders for out-of-pocket attorneys’ fees and expenses and other costs and expenses under this Section 9.5 shall be limited to a single counsel for the Lenders and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.

9.6 Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and their respective successors and permitted assigns and, except as set forth below in this Section 9.6, neither the Borrower nor any Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party and, with respect to any Non-Contributed Lender other than the Initial Lender, the Administrative Agent, which in the case of the Administrative Agent shall not be unreasonably withheld.

(b)           This Agreement, or any Lender’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by such Lender to any Affiliate of such Lender over which such Lender or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights provided that any such assignee assumes the obligations of such Lender hereunder and agrees in writing to be bound by the terms of this Agreement and, in the case of any Non-Contributed Lender, the Administrative Letter in the same manner as such Lender.  Notwithstanding the foregoing, no such assignment to an Affiliate of a Lender shall relieve such Lender of its obligations hereunder if such assignee fails to perform such obligations.

(c)           Without complying with the provisions of this Section 9.6, the Initial Lender may satisfy its obligations under Sections 2.1 or 2.2 hereof by causing an Affiliate of the Initial Lender to satisfy its obligations under such Sections.

(d)           Any Lender may sell participations in its rights and obligations under this Agreement; provided, however, that (i) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (ii) such Lender shall retain the sole right (x) to receive all payments hereunder, (y) to exercise or refrain from exercising any powers or rights such Lender may have in respect of this Agreement (including any right to declare a Default or Event of Default and to enforce the obligations of the Borrower hereunder) and (z) to approve any amendments, waivers or other modifications of any payment or other provision of this Agreement, and (iii) the participants’ consent shall not be required for any of the foregoing.

(e)           Subject to the terms of Section 9.1 hereof, any Lender may also assign its rights and obligations under this Agreement to any party that executes an instrument of assignment and assumption (which, in the case of any Non-Contributed Lender other than the Initial Lender, shall be in a form reasonably acceptable to the Administrative Agent) pursuant to which it agrees to be bound by the terms of this Agreement and, in the case of any Non-Contributed Lender other than the Initial Lender, by the terms of the Administrative Letter; provided, however, that:

(i)           all decisions to exercise or refrain from exercising any powers or rights the Lenders may have in respect of this Agreement (including any right to declare a Default or Event of Default and to enforce the obligations of the Borrower hereunder) shall be made solely by the holders of a majority of the outstanding principal amount of the Loan at the time such decision is made (provided that if at any time after the consummation of the Exchange Offer, Revlon or its Subsidiaries owns a majority of the outstanding principal amount of the Loan, the consent of the holders of a majority of the outstanding principal amount of the Loan not held by Revlon or its Subsidiaries at the time such decision is made shall also be required);

(ii)           the administration of the Non-Contributed Loan and this Agreement with respect to the outstanding principal amount of the Non-Contributed Loan, including receipt of all payments and notices as agent for further distribution to all holders of any outstanding principal amount of the Non-Contributed Loan, shall be handled by the Administrative Agent pursuant to the Administrative Letter, and, without limiting the generality of this clause (ii), each Lender agrees that all obligations of the Borrower in this Agreement to make payments and provide notices to Lenders in respect of the Non-Contributed Loan shall be deemed satisfied in full by delivering the same to the Administrative Agent; and

(iii)           the principal amount assigned shall not be less than $1,000,000 and, in the case of an assignment by any Non-Contributed Lender other than the Initial Lender, the Administrative Agent shall have consented to such assignment (which consent shall not be unreasonably withheld).

(f)           Each Lender agrees that the Borrower shall not have any obligation for payment of any amounts under this Agreement in excess of what the Borrower would have been obligated to pay in the absence of any such assignment or participation.

(g)           Pursuant to the Administrative Letter, the Administrative Agent agrees, acting solely for this purpose as an agent of the Borrower, to maintain at one of its offices in the U.S. a copy of each instrument of assignment and assumption with respect to the Non-Contributed Loan delivered to it pursuant to this Section 9.6 and a register for the recordation of the names and addresses of each Non-Contributed Lender and the principal amounts of the Non-Contributed Loan owing from time to time to such Lender pursuant to this Agreement (the “Register”).   The entries in the Register are conclusive with respect to the Non-Contributed Loan, and the Borrower, the Administrative Agent and each Lender may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender with respect to the Non-Contributed Loan hereunder, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

9.7 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9 Effectiveness; Integration.  This Agreement and the Administrative Letter shall become effective at (but not before) the time when 100% of the Non-Contributed Loan held by the Initial Lender has been assigned to third parties pursuant to an instrument of assignment and acceptance in the form agreed for this purpose by the Borrower and the Initial Lender and dated of even date with this Agreement and all such assignments have become effective in accordance with their terms, provided that no such assignments shall become effective except simultaneously with the effectiveness of this Agreement, the Administrative Letter and the other such assignments.  This Agreement and the Administrative Letter represents the agreement of the Borrower, the Lenders and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the Administrative Letter.

9.10 GOVERNING LAWS.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.11 Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lenders shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

9.12 WAIVERS OF JURY TRIAL.  THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	Executive Vice President & Chief Financial Officer

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Paul Savas
	Name:	Paul Savas
	Title:	Executive Vice President & Chief Financial Officer

Schedule A

TAXES

(a) All payments made by the Borrower under this Agreement in respect of the Non-Contributed Loan shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Lender, (i) income and franchise taxes imposed on such Lender by the jurisdiction under the laws of which it is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of such Lender or the office of such Lender from which it is making its Non-Contributed Loan or any political subdivision or taxing authority thereof or therein, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above, and (iii) any taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with) (all such non-excluded Taxes being called “Non-Excluded Taxes”).  If any Non-Excluded Taxes are required to be withheld from any amounts payable to any Lender hereunder in respect of any Non-Contributed Loan, the amounts so payable to it shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent, for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

(b) Except as the Borrower shall otherwise consent, each Lender hereby severally (but not jointly) represents that, under applicable law and treaties in effect on the date of this Agreement (or, in the case of an assignee, the date such Person became an assignee pursuant to Section 9.6), no United States federal taxes will be required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to such Lender in respect of this Agreement.  Each Lender or assignee which itself is not a U.S. person as defined in Section 7701(a)(30) of the Code for federal income tax purposes or which is lending from an office that is not incorporated under the laws of the United States of America or a state thereof agrees severally (but not jointly) that it will:

(i)           (A)           prior to the date on which it becomes a party to this Agreement (or, in the case of an assignee, the date such Person became an assignee pursuant to Section 9.6), deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying in each case that such Lender or assignee is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes;

(B)           deliver to the Borrower and the Administrative Agent two further copies of the such Form W-8BEN or W-8ECI, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C)           use its reasonable efforts to obtain such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying that such Lender or assignee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Non-Excluded Taxes; or

(ii)           in the case of any such Lender or assignee that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) a certificate in form and substance acceptable to the Buyer containing the representations set forth in clause (i) above and (B) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s or assignee’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required to establish the legal entitlement of such Lender or assignee to an exemption from withholding with respect to payments under this Agreement;

unless in any such case any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof, has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or assignee from duly completing and delivering any such form with respect to it and such Lender or assignee advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Notwithstanding any provision of Paragraph (a) of this Schedule A to the contrary, the Borrower shall have no obligation to pay any amount to or for the account of any such Lender or assignee on account of any Non-Excluded Taxes pursuant to Paragraph (a) of this Schedule A (including, without limitation, the second sentence thereof) to the extent that such amount results from (i) the failure of any such Lender or assignee to comply with its obligations pursuant to this Paragraph (b) or (ii) any representation or warranty made or deemed to be made by any such Lender or assignee pursuant to this Paragraph (b) of proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.

(c)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change the office in which it is booking its Non-Contributed Loan) to avoid or to minimize any amounts in respect of taxes which might otherwise be payable pursuant to this Schedule A; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material or otherwise be deemed by such Lender to be disadvantageous to it or contrary to its policies.

(d)           In the event that such reasonable efforts pursuant to Paragraph (c) of this Schedule A are insufficient to avoid all withholding taxes which would be payable pursuant to this Schedule A then such Lender (the “Taxable Lender”) shall use its reasonable efforts to transfer to any other Lender (which is not subject to such withholding taxes) its Non-Contributed Loan hereunder; provided, however, that such transfer shall not be deemed by such Taxable Lender, in its sole discretion, to be disadvantageous to it or contrary to its policies.  In the event that the Taxable Lender is unable, or otherwise is unwilling, so to transfer its Non-Contributed Loan, the Borrower may designate an alternate bank or other financial institution to purchase the Taxable Lender’s Non-Contributed Loan and, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Taxable Lender shall transfer  its Non-Contributed Loan to such alternate bank or other financial institution and such alternate bank or other financial institution shall become a Lender hereunder.

(e)           The agreements in this Schedule A shall survive termination of this Agreement and payment of the Non-Contributed Loan and all other amounts payable hereunder.

(f)           If a Lender receives a refund in respect of any Non-Excluded Taxes with respect to which the Borrower has paid additional amounts pursuant to this Schedule A, it shall within a reasonable time from the date of such receipt pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender, agrees to repay the amount paid or portion thereof over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender in the event such Lender is required to repay such refund or portion thereof to such taxation authority.

(g)           If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

DEFINITIONS

As used in this Schedule A, the following terms shall have the following meaning.  All other capitalized terms used in this Schedule A shall have the same meaning as in the Agreement; provided, that solely for the purposes of this Schedule A, the Administrative Agent shall be treated as a Lender.

“Code” means the Internal Revenue Code of 1986, as hereafter amended from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.